SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Capitol Street, Suite 3000, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 27, 2022, Waste Management, Inc. (the “Company”) (a) amended and restated its revolving credit agreement with a syndicate of banks signatory thereto and Bank of America, N.A. (“BofA”), as administrative agent (the “Agent”) (the “Sixth Amended and Restated Credit Agreement”) to extend the term and maintain available revolving credit to serve U.S. and Canadian needs of the Company and its subsidiaries and (b) entered into a two-year $1.0 billion term credit agreement with a syndicate of banks signatory thereto and BofA as Agent (the “Term Loan Agreement” and together with the Sixth Amended and Restated Credit Agreement, the “Credit Agreements”) to be used for general corporate purposes, which may include acquisitions and the refinancing of indebtedness.

The total commitment under the Sixth Amended and Restated Credit Agreement is $3.5 billion (plus a $1 billion accordion feature) and the maturity date is May 27, 2027, with the option to request up to two one-year extensions. Waste Management of Canada Corporation and WM Quebec Inc., each a wholly-owned subsidiary of the Company, are co-borrowers under the Sixth Amended and Restated Credit Agreement, and the Sixth Amended and Restated Credit Agreement permits borrowing in Canadian dollars up to the U.S. dollar equivalent of $375 million, with such borrowings to be repaid in Canadian dollars. The Sixth Amended and Restated Credit Agreement also contains a $100 million swing line sub-facility. The Company is the sole borrower under the Term Loan Agreement, which has a maturity date of May 27, 2024. Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company, guarantees all of the obligations under the Credit Agreements.

The Credit Agreements contain customary representations and warranties and affirmative and negative covenants. The Credit Agreements contain one financial covenant, which sets forth a maximum total debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio. This covenant provides that the ratio of the Company’s total debt to its EBITDA (the “Leverage Ratio”) for the preceding four fiscal quarters will not be more than 3.75 to 1, provided that if an acquisition permitted under the Credit Agreements involving aggregate consideration in excess of $200 million occurs during the fiscal quarter, the Company shall have the right to increase the Leverage Ratio to 4.25 to 1 during such fiscal quarter and for the following three fiscal quarters (the “Elevated Leverage Ratio Period”). There shall be no more than two Elevated Leverage Ratio Periods during the term of the agreement, and the Leverage Ratio must return to 3.75 to 1 for at least one quarter between Elevated Leverage Ratio Periods. The calculation of all components used in the Leverage Ratio covenant are as defined in the Credit Agreements. The Credit Agreements also contain certain restrictions on the ability of the Company’s subsidiaries to incur additional indebtedness as well as restrictions on the ability of the Company and its subsidiaries to, among other things, incur liens, engage in sale-leaseback transactions, and engage in mergers and consolidations.

The Credit Agreements contain customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; violations of covenants, subject in certain cases to negotiated grace periods; certain bankruptcies and liquidations; a cross-default of more than $200 million; certain unsatisfied judgments of more than $200 million; certain ERISA-related events; and a change in control of the Company (as specified in the Credit Agreements). If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Credit Agreements and cash-collateralize any outstanding letters of credit supported by the Sixth Amended and Restated Credit Agreement. The Agent, or the banks that hold more than 50% of the commitments under the applicable Credit Agreement, may elect to accelerate the maturity of all amounts due upon the occurrence and during the continuation of an event of default.

2

Under the Sixth Amended and Restated Credit Agreement, the Company is required to pay, quarterly in arrears, (a) an annual facility fee in an amount ranging from .04% to .10% per annum of the $3.5 billion in letter of credit and borrowing availability under the agreement (the “Facility Fee”) and (b) letter of credit fees, payable quarterly, in an amount ranging from .585% to 1.025% per annum of outstanding letters of credit issued under the agreement (the “L/C Fee”). Any borrowings in U.S. dollars under the Sixth Amended and Restated Credit Agreement (other than borrowings under the swing line facility), as well as borrowings under the Term Loan Agreement, will bear interest at a base rate or the secured overnight financing rate as administered by the Federal Reserve Bank of New York (“SOFR”) for the applicable interest period (a “Term SOFR Loan”) plus, in the case of Term SOFR Loans, a credit adjustment spread of ..10% per annum, plus the applicable margin for base rate or Term SOFR Loans. Any borrowings in Canadian dollars under the Sixth Amended and Restated Credit Agreement will bear interest at a base rate or the Canadian Dollar Offered Rate (“CDOR”) for the applicable interest period, plus the applicable margin. Any borrowings under the swingline facility under the Sixth Amended and Restated Credit Agreement will bear interest at a fluctuating rate per annum equal to the one-month SOFR plus the applicable margin. In certain instances, the Agent may approve a comparable or successor reference rate pursuant to the Credit Agreements.

The applicable margin under both the Sixth Amended and Restated Credit Agreement and the Term Loan Agreement, as well as the Facility Fee and L/C Fee under the Sixth Amended and Restated Credit Agreement, depend on the Company's senior public debt rating, as determined by Standard & Poor's or Moody's. Under the Sixth Amended and Restated Credit Agreement, (a) the applicable margin for base rate loans in U.S. dollars or Canadian dollars varies between zero and .025% per annum and (b) the applicable margin for Term SOFR Loans, CDOR loans and swing line loans varies between .585% and 1.025% per annum. Under the Term Loan Agreement, (a) the applicable margin for base rate loans is zero percent and (b) the applicable margin for Term SOFR Loans varies between .5% and .9% per annum. For purposes of the Sixth Amended and Restated Credit Agreement, based on the Company’s current senior public debt rating, the Facility Fee is .07% per annum; the L/C Fee is .805% per annum; the applicable margin for Term SOFR Loans, swing line loans and CDOR loans is .805% per annum; and the applicable margin for base rate loans is zero. For purposes of the Term Loan Agreement, based on the Company’s current senior public debt rating, the applicable margin for Term SOFR Loans is .7% per annum and the applicable margin for base rate loans is zero.

After the effective date of the Credit Agreements, the Company, in consultation with one or more banks selected by the Company to be the sustainability coordinator under the applicable Credit Agreement (the “Sustainability Coordinator”), will be entitled to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance targets of the Company and its subsidiaries. The Sustainability Coordinator, the Company and the Agent may amend the applicable Credit Agreement, unless such amendment is objected to by banks holding more than 50% of the commitments under such Credit Agreement, solely for the purpose of incorporating the KPIs so that certain adjustments to the otherwise applicable Facility Fee, L/C Fee or interest rate may be made based on the Company’s performance against the KPIs. Such adjustments may not exceed (a) a .01% increase or decrease in the otherwise applicable rate for the Facility Fee or (b) a .04% increase or decrease in the otherwise applicable rate for the L/C Fee, Term SOFR Loans, CDOR loans, swing line loans and base rate loans.

3

At closing, the Company had no outstanding borrowings under the Sixth Amended and Restated Credit Agreement; $1.0 billion in commercial paper borrowings, which are supported by the Sixth Amended and Restated Credit Agreement; and $165.8 million in letters of credit issued under the Sixth Amended and Restated Credit Agreement, leaving unused and available credit capacity of approximately $2.3 billion. Following the closing, the Company has $1.0 billion of borrowings under the Term Loan Agreement with an interest rate of 1.7753% per annum.

Several of the banks that are party to the Credit Agreements, or their affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending, brokerage and/or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The Sixth Amended and Restated Credit Agreement is Exhibit 10.1 to this Current Report on Form 8-K. The Term Loan Agreement is Exhibit 10.2 to this Current Report on Form 8-K. The above description of the Credit Agreements is not complete and is qualified in its entirety by reference to the applicable exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

4

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit
Number	Description

10.1	$3.5 Billion Sixth Amended and Restated Revolving Credit Agreement dated as of May 27, 2022 by and among Waste Management, Inc., Waste Management of Canada Corporation, WM Quebec Inc. and Waste Management Holdings, Inc., certain banks party thereto, and Bank of America, N.A., as administrative agent.

10.2	$1.0 Billion Term Loan Credit Agreement dated as of May 27, 2022 by and among Waste Management, Inc., Waste Management Holdings, Inc., certain banks party thereto, and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: June 2, 2022	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Executive Vice President, Corporate Development and Chief Legal Officer